Exhibit (k)(1)

SERVICES AGREEMENT

AGREEMENT made as of             , 2012 by and between each entity listed on Annex I attached hereto (each a “Fund” or collectively the “Funds”), and The Bank of New York Mellon, a corporation organized under the laws of the State of New York, through its Alternative Investment Services division (“BNYM-AIS”).

W I T N E S S E T H:

WHEREAS, each Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund desires to retain BNYM-AIS to provide the various services described herein and BNYM-AIS is willing to provide such services, all as more fully set forth below;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“Authorized Person” shall mean each person, whether or not an officer or employee of a Fund, duly authorized by the Board to give Instructions on behalf of such Fund as set forth in Exhibit A hereto. The persons set forth in Exhibit A may be changed only in a writing substantially in the form of Exhibit A actually received and acknowledged by BNYM-AIS.

“BNYM Affiliate” shall mean any office, branch, or any majority owned subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean a Fund’s board of directors, board of managers, board of trustees or other governing body, as applicable.

“Confidential Information” shall have the meaning given in Section 5(n) of this Agreement.

“Instructions” shall mean written communications actually received by BNYM-AIS by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNYM-AIS as available for use in connection with the services hereunder, whether from a Shareholder or a Fund.

“Investment Advisor” shall mean the entity identified by the Funds to BNYM-AIS as the entity having investment responsibility with respect to the Funds.

“Managed Assets” shall mean Net Assets plus the principal amount of any borrowings and assets attributable to any preferred shares that may be outstanding.

“Net Assets” shall mean total assets less total liabilities, including unrealized profits and losses on open positions, accrued income and expense, calculated in accordance with generally accepted accounting principles as more fully described in the Funds’ Offering Materials.

“Offering Materials” shall mean the Funds’ currently effective prospectus and Registration Statement, subscription documents or similar materials with respect to its offering of the Shares.

“Organizational Documents” shall mean a Fund’s certificate of incorporation, certificate of formation or organization, certificate of limited partnership, certificate of trust, declaration of trust, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, or similar documents of formation or organization, as applicable.

“Registration Statement” shall mean the Fund’s registration statement most recently filed with the SEC relating to the Shares of the Fund.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Shareholders” shall mean the beneficial owners of Shares of the Fund.

“Shares” shall mean the record and beneficial ownership interests of the Funds offered to Shareholders.

“Shareholder” shall mean a person or entity subscribing to purchase, or already owning, Shares.

2.	Appointment.

Each Fund hereby appoints BNYM-AIS for the term of this Agreement to perform the services described herein. BNYM-AIS hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties.

Each Fund hereby represents and warrants to BNYM-AIS that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by such Fund and constitutes a valid and legally binding obligation of such Fund, enforceable in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing;

(c) It is conducting its business in compliance with all applicable laws and regulations except for such violations or defaults of applicable laws and regulations as would not result in a material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of such Fund, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), has made and will continue to make all necessary filings including tax filings, except where the failure to make such filings would not result in a Material Adverse Effect, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted except where the absence of such possession would not result in a Material Adverse Effect; and

(d) Each person named on Exhibit A hereto is duly authorized by such Fund to be an Authorized Person hereunder.

(e) To the extent the performance of any services described in Schedule I attached hereto by BNYM-AIS in accordance with the then effective Prospectus (as hereinafter defined) for the Fund would result in a material violation of any applicable laws or regulations, the Fund shall promptly so notify BNYM-AIS in writing and thereafter shall either furnish BNYM-AIS with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing to value securities and/or compute net asset value or other computations in a manner the Fund specifies in writing,.

4.	Delivery of Documents.

(a) Each Fund will as promptly as practicable deliver to BNYM-AIS true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future material amendments and supplements thereto, if any:

(i) The Fund’s articles of incorporation or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s bylaws (the “Bylaws”);

(iii) Resolutions of the Fund’s Board authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s Registration Statement;

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC; and

(vi) The Fund’s Prospectus and Statement of Additional Information, if any, pertaining to the Fund (collectively, the “Prospectus”).

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM-AIS. The Bylaws, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the appropriate Fund.

(c) It shall be the sole responsibility of each Fund to deliver to BNYM-AIS its currently effective Prospectus and BNYM-AIS shall not be deemed to have notice of any information contained in such Prospectus until such Prospectus is received by BNYM-AIS in accordance with the notice requirements set forth in Section 19 hereof. BNYM-AIS shall not be deemed to have notice of any information (other than information supplied by BNYM-AIS) contained in such Documents or materials until such Documents or materials are received by BNYM-AIS in accordance with the notice requirements set forth in Section 19 hereof.

5.	Certain Duties of the Funds.

(a) The Funds shall be solely responsible for accurately and timely supplying BNYM-AIS with complete financial and other information relating to the Funds in order for BNYM-AIS to provide the services set forth on Schedule I.

(b) Each Fund acknowledges that BNYM-AIS is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice and will not be making any tax filings or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.

(c) Each Fund acknowledges that it may be considered a U.S. withholding agent and/or may be required to file information or other tax returns under the U.S. Internal Revenue Code and related regulations (“IRC and Regulations”). Each Fund agrees that it or its designated agents are, and will continue to be, in compliance with all withholding and reporting required by the IRC and Regulations. Therefore, unless otherwise specified in a written agreement, BNYM-AIS and BNYM Affiliates will not be responsible for withholding or depositing taxes, nor will it/they be responsible for any related tax filings or information reporting, including but not limited to Forms 1099, 945, 1042S, 1042, 1065, 1065 K-1, 8804, 8805, 1120 or 1120F.

(d) The Funds, and not BNYM-AIS, shall pay all brokerage commissions, margins, option premiums, interest charges, floor commissions and fees, and other transaction costs and expenses charged and incurred by broker-dealers and/or futures commission merchants and their agents.

(e) Each Fund shall cause its Authorized Persons, Investment Advisor, distributor, independent accountant, previous administrator (if any) and transfer agent (if other than BNYM-AIS) to cooperate with BNYM-AIS and to provide BNYM-AIS, upon request, with such information, documents and advice relating to such Fund as is within the possession or knowledge of such persons, and is reasonably necessary in order to enable BNYM-AIS to perform its duties hereunder. In connection with its duties hereunder, BNYM-AIS shall be entitled to rely, and shall be held harmless by the Funds when acting in reliance upon, such information, advice or documents provided to BNYM-AIS by any of the aforementioned persons, and any instruction reasonably believed by BNYM-AIS to be genuine and to have been properly issued by or on behalf of the Funds. BNYM-AIS shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Funds to cause any information, documents or advice to be provided to BNYM-AIS as provided herein (it being understood that the Funds shall not be obligated to provide BNYM-AIS with information already in the possession of BNYM-AIS). All fees or costs charged by such persons shall be borne by the Funds.

(f) The Funds shall promptly notify BNYM-AIS in writing of any action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Fund, threatened, against the Fund which is required to be disclosed in the Registration Statement or that could reasonably be expected to result in a Material Adverse Effect.

6.	Duties and Obligations of BNYM-AIS.

(a) Subject to the direction and control of the Funds and the terms and conditions of this Agreement, including Schedule I, BNYM-AIS shall provide to the Funds the services set forth in Schedule I.

(b) Except to the extent otherwise indicated on Schedule I, BNYM-AIS shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Funds, distribution of Shares of any Fund, maintenance of any Fund’s financial records or other services normally performed by the Funds’ respective counsel or independent auditors.

(c) Upon receipt of the Funds’ prior written consent, BNYM-AIS may delegate any of its duties and obligations hereunder to any delegee or agent, subject to the Fund’s prior written consent to the terms of such delegation. Notwithstanding the foregoing, the Funds’ consent shall not be required for any such delegation to any BNYM Affiliate notwithstanding the domicile of such BNYM Affiliate, but BNYM-AIS shall consult with the Funds prior to any such delegation where BNYM-AIS deems such consultation appropriate. BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any permitted delegee or agent; provided, that BNYM-AIS shall have selected such delegee or agent with reasonable care; provided, further, that BNYM-AIS shall be liable for the acts or omissions of any BNYM Affiliate to the same extent it would be liable under the terms hereof had it committed such act or omission and not delegated the same to such BNYM Affiliate.

(d) BNYM-AIS shall, as agent for each Fund, maintain and keep current the books, accounts and other documents, if any, listed in Schedule I, and such other books and records as BNYM is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder. Such books and records shall be prepared and maintained as required by the 1940 Act. Such books, accounts and other documents shall be made available upon reasonable request for inspection by officers, employees and auditors of the Funds during BNYM-AIS’s normal business hours. To the extent permitted by and consistent with applicable requirements of any laws, rules and regulations applicable to the Funds, or BNYM-AIS, any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method, provided that BNYM-AIS has taken commercially reasonable efforts to assure that adequate back-up is made of such electronic media. Except as otherwise authorized by the Funds or their agents, all such records (other than those which are not of a material nature) shall be preserved by BNYM-AIS for a period of at least six (6) years, unless delivered to a duly appointed successor or to the Funds. In the event a Fund utilizes the BNYM-AIS Anti-Money Laundering services described herein, BNYM-AIS will maintain records relating to this service as follows: (i) the shorter of (a) at least five (5) years from the date the Shareholder liquidates its investment in the Fund, or (b) such time as the Fund converts to a successor administrator with a corresponding transfer of such records by BNYM-AIS; or (ii) in the case of a liquidation of the Fund, the shorter of (a) for at least five (5) years from the date a Fund liquidates or (b) until such records are transferred by BNYM-AIS to the Funds’ appointed liquidator or another designated Fund agent.

(e) All records maintained and preserved by BNYM-AIS in hard copy pursuant to this Agreement shall be and remain the property of the Funds and shall be surrendered to the Funds promptly upon request in the form in which such records have been maintained and preserved. Upon reasonable request of the Funds and payment of a fee agreed to by the parties, BNYM-AIS shall provide in hard copy or electronic format any records included in any such delivery which are maintained by BNYM-AIS in the form of electronic media and stored on any magnetic disk or tape or similar recording method, and the Funds shall reimburse BNYM-AIS for its expenses incurred in providing such records.

(f) The Funds shall furnish BNYM-AIS with any and all Instructions, explanations, information, specifications and documentation reasonably deemed necessary by BNYM-AIS in the performance of its duties hereunder, including the amounts or written formula for calculating the amounts and times of accrual of the Funds’ liabilities and expenses. BNYM-AIS shall not be required to include as the Funds’ liabilities and expenses, nor as a reduction of Net Assets, any accrual for any income taxes unless the Funds shall have specified to BNYM-AIS the precise amount of the same to be included in liabilities and expenses or used to reduce Net Assets. BNYM-AIS shall endeavor to determine the value of securities and other assets owned by the Funds in the manner described in the Offering Materials. At any time and from time to time, the Funds may, if consistent with and to the extent permitted by the Offering Materials, furnish BNYM-AIS with bid, offer, or market values of securities and instruct BNYM-AIS to use such information in its calculations hereunder. BNYM-AIS shall at no time be required or obligated to commence or maintain either any utilization of, or subscriptions to, any securities pricing or similar service or any arrangements with any brokers, dealers or market makers or specialists described in the Offering Materials.

(g) In the event BNYM-AIS’s computations hereunder rely, in whole or in part, upon information, including (i) bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM-AIS which BNYM-AIS in its judgment deems reliable, or (ii) prices or values supplied by the Fund or by brokers, dealers, market makers, or specialists described in the Offering Materials, BNYM-AIS shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. BNYM-AIS shall not be required to inquire into any valuation of securities or other assets by the Funds or any third party described above, even though BNYM-AIS in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers. BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to the Funds is or will be actually paid, but will accrue such interest until otherwise instructed by the Funds.

(h) The method of valuation of securities and the method of computing the Net Assets shall be as set forth in the then currently effective Offering Materials of the Funds. To the extent the description of the valuation methodology of securities or computation of Net Assets as specified in the Funds’ then currently effective Offering Materials is at any time inconsistent with any applicable laws or regulations, the Funds shall immediately so notify BNYM-AIS in writing and thereafter shall either furnish BNYM-AIS at all appropriate times with the values of such securities and Net Assets, or subject to the prior approval of BNYM-AIS, instruct BNYM-AIS in writing as to the appropriate valuation methodology to be employed by BNYM-AIS to compute Net Assets in a manner that the Funds then represent in writing to be consistent with all applicable laws and regulations. The Funds may also from time to time, subject to BNYM-AIS’ ability to value securities in such manner, instruct BNYM-AIS in writing to compute the value of the securities or Net Assets in a manner other than as specified in this Agreement. By giving such instruction, the Funds shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Offering Materials.

(i) BNYM-AIS, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully, in good faith, on the accuracy and validity of any and all Instructions, explanations, information, specifications and documentation furnished to it on behalf of the Funds and BNYM-AIS shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications or documentation, including the amounts or formula for calculating the amounts and times of accrual liabilities and expenses; and the amounts receivable and the amounts payable on the sale or purchase of securities. Without prejudice to the foregoing, in the event BNYM-AIS that if has no actual knowledge regarding the accuracy or invalidity of such Instructions, explanations, information, specifications or documentation, it shall confer with the Fund our counsel, consistent with the terms in this Agreement, for further direction or advice

(j) BNYM-AIS may apply to an Authorized Person of the Funds for Instructions with respect to any matter arising in connection with BNYM-AIS’s performance hereunder, and BNYM-AIS shall not be liable for any action taken or omitted to be taken by it in good faith without negligence, fraud or willful misconduct in accordance with such Instructions. Such application for Instructions may, at the option of BNYM-AIS, set forth in writing any action proposed to be taken or omitted to be taken by BNYM-AIS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNYM-AIS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to such date for taking or omitting to take any such action, BNYM-AIS has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(k) BNYM-AIS may consult with counsel to the Funds (at the Funds’ expense) or its own counsel (at its own expense), and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel. BNYM-AIS shall provide the “BNYM-AIS Anti Money Laundering Services” described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(l) BNYM-AIS shall provide the “BNYM-AIS Anti Money Laundering Services” described in Schedule I, subject to the terms and conditions of this Agreement and the following additional terms and conditions:

(i) BNYM-AIS does not warrant that (x) its performance of the BNYM-AIS Anti-Money Laundering Services will achieve any particular intended result, (y) that its performance will satisfy any legal obligations of the Fund, or (z) that it will detect all possible instances of money laundering or transactions involving money laundering or other unlawful activities. BNYM-AIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(ii) The Funds shall provide each subscription agreement to BNYM-AIS a reasonable time before accepting any initial payment from a subscriber, and shall not accept any such payment unless and until BNY shall have completed the BNYM-AIS Anti Money Laundering Services with respect to such Subscriber. BNYM-AIS may assume the authenticity and accuracy of any document provided by a Subscriber without verification unless in the sole discretion of BNYM-AIS the same on its face appears not to be genuine. In the event of delay or failure by the Subscriber to produce any information required by the subscription agreement or by BNYM-AIS in providing the BNYM-AIS Anti-Money Laundering Services, BNYM-AIS may refuse to accept the subscription and the subscription monies related thereto. The Funds shall instruct

BNYM-AIS not to accept any payment on behalf of the Funds from a Subscriber if the Funds determine that such acceptance or payment would violate any anti-money laundering laws applicable to the Funds. In the event any initial payment from a subscriber is sent to an account other than an account of the Funds maintained at a BNYM Affiliate, (A) the Funds shall promptly notify BNYM-AIS of the receipt of such payment, (B) the Funds shall not invest such payment until BNYM-AIS has completed the BNYM-AIS Anti-Money Laundering Services with respect to such subscriber, and (C) the Funds shall indemnify and hold BNYM-AIS harmless in accordance with the terms of this Agreement with respect to any such payment that is invested prior to BNYM-AIS’s completion of the BNYM-AIS Anti-Money Laundering Services and acceptance of the subscription therefor.

(iii) BNYM-AIS shall provide prompt notice to the Funds of any potential subscriber with respect to whom BNYM-AIS has anti money laundering concerns based on the performance of the BNYM-AIS Anti Money Laundering Services.

(iv) BNYM-AIS is providing the BNYM-AIS Anti Money Laundering Services based on the representation and warranty of the Funds, which shall be deemed continued and repeated on each day on which BNYM-AIS provides such services, that the BNYM-AIS Anti Money Laundering Services together with the activities of the Funds in accordance with its internal policies, procedures and anti money laundering controls shall together satisfy all the requirements of the laws with respect to money laundering applicable to BNYM-AIS and the Funds.

(v) Upon request, BNYM-AIS shall provide to the Board a written summary of BNYM-AIS’s anti-money laundering compliance procedures applicable to its performance of the BNYM-AIS Anti Money Laundering Services.

(vi) In the event of any failure by BNYM-AIS to provide any of the BNYM-AIS Anti Money Laundering Services in accordance with its standard of care and not otherwise, BNY’s liability shall be limited to the lesser of (x) the actual direct money damages suffered by the affected Fund as a direct result of such failure and (y) the amount paid by the Funds under this Agreement during the twelve (12) months immediately preceding the month in which the event giving rise to such liability occurred. Any action brought against BNYM-AIS for claims hereunder must be brought within one year following the date on which such claim accrues.

(m) BNYM-AIS shall have no duties or responsibilities whatsoever including any custodial duties, except such duties and responsibilities as are specifically set forth in this Agreement, including Schedule I, and no covenant or obligation shall be implied against BNYM-AIS in connection with this Agreement other than a covenant of good faith and fair dealing.

(n) BNYM-AIS agrees to treat as confidential information all accounting and Shareholder information and other business records of the Funds, including any information relating to any Fund investment, disclosed to BNYM-AIS in connection with its provision of services pursuant to the terms of this Agreement (all such information, the “Confidential Information”) and BNYM-AIS shall not disclose the Confidential Information to any other person, except to (i) its employees, BNYM Affiliates, delegees, agents and other service providers to the Fund in connection with BNYM-AIS’s provision of services hereunder, (ii) its and the Fund’s respective regulators, examiners, internal and external accountants, auditors, and counsel, or (iii) any other person when required by a court order or legal process, or whenever advised by its counsel that it would be liable for a failure to make such disclosure. BNYM-AIS shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, and instruct any BNYM Affiliate, delegee or agent to instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel, who may be afforded access to Confidential Information of such obligations of confidentiality, and shall not use the Confidential Information for any purpose other than the provision of services hereunder. Confidential Information shall not include any information that (i) is or becomes public knowledge through no act or omission of the receiving person, (ii) is publicly disclosed by a Fund or any Shareholder, or (iii) is otherwise obtained from third parties not known by BNYM-AIS to be bound by a duty of confidentiality.

(o) BNYM-AIS will take reasonable precautions to ensure the security of Shareholder records and information, protect against any anticipated threats or hazards to the security or integrity of such records or information, and protect against unauthorized access to or use of such records or information that would result in substantial harm or inconvenience to any Shareholder and will maintain reasonable procedures to detect and respond to any internal or external security breaches. BNYM-AIS will monitor and review its procedures periodically and revise them, as necessary, to ensure they appropriately address any reasonably foreseeable risks.

(p) BNYM-AIS may utilize systems and/or software designed, and databases provided, by certain third parties, and shall not be liable for any loss, damage or expense that occur as a result of the failure of any such systems, software, and/or databases not caused by BNYM-AIS’s own bad faith, fraud, negligence or willful misconduct. In providing the services hereunder, BNYM-AIS is authorized to utilize any vendor (including pricing and valuation services) reasonably believed by BNYM-AIS to be reliable. BNYM-AIS shall not be liable for any loss, damage or expense incurred as a result of errors or omissions of any third-party vendor utilized by BNYM-AIS hereunder, provided, that such vendor was selected with reasonable care. No such vendor shall be an agent or delegee of BNYM-AIS hereunder.

(q) BNYM-AIS shall make reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available and, in the event of equipment failures, BNYM-AIS shall, at no additional expense to the Fund, take reasonable steps to minimize service interruption. BNYM-AIS shall have no liability with respect to the loss of data or service caused by equipment failure, provided such loss or interruption is not caused by BNYM-AIS’s own bad faith, fraud, negligence or willful misconduct, and provided further, that BNYM-AIS shall use commercially reasonable efforts to mitigate the disruption caused by any such equipment failure.

7.	Allocation of Expenses.

(a) Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Funds, including but not limited to, organizational costs and costs of maintaining the Funds’ existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Funds’ employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and servicing fees, charges of custodians, transfer and disbursing agents, expenses (including clerical expenses) incident to the issuance, cancellation, repurchase or redemption of Shares, fees and expenses incident to the registration or qualification of the Shares under applicable securities laws, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material, if any, to the owners of Shares, all expenses incidental to holding annual or other meetings, if any, and extraordinary expenses as may arise, including litigation affecting the Funds and legal obligations relating thereto.

(b) BNYM-AIS shall be reimbursed for all reasonable out-of-pocket expenses (such as telephone, facsimile, photocopy, overnight courier and messenger charges, postage, etc.) incurred in connection with the performance of any administrative services required, as well as any fees, costs and expenses permitted to be procured for the Funds by BNYM-AIS pursuant to this Agreement. BNYM-AIS shall supply supporting expense documentation to the Funds if so requested and to the extent such documentation is available. BNYM-AIS shall pay its own overhead expenses arising from the performance of its services under this Agreement.

8.	Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNYM-AIS shall not be liable for any costs, losses, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) resulting from, arising out of, or in connection with its performance hereunder, except those costs, losses expenses, damages, liabilities or claims arising out of BNYM-AIS’s or any BNYM Affiliate’s own bad faith, negligence or willful misconduct. In no event shall BNYM-AIS be liable to the Funds or any third party for special, indirect or consequential damages, resulting from, arising out of, or in connection with its performance hereunder, even if previously informed of the possibility of such damages and regardless of the form of action.

(b) Without limiting the generality of the foregoing, BNYM-AIS shall not be responsible for any loss, damage or expense suffered by any Fund arising from any one or more of the following:

(i) Errors in records or Instructions, explanations, information, specifications or documentation of any kind, as the case may be, including any valuations or prices of securities or specification of Net Assets, supplied to BNYM-AIS by any third party described in Section 5 hereof or by, or on behalf of (other than BNYM-AIS or a BNYM Affiliate), a Fund;

(ii) Any failure by BNYM-AIS to receive any instruction (whether oral, written or by email, facsimile or other electronic transmission), record, explanation, information, specifications or documentation, including any failure to actually receive any application or other document from a Shareholder;

(iii) Any improper use by a Fund or its agents, distributors or Investment Advisor of any valuations or computations supplied by BNYM-AIS in accordance with its standard of care under this Agreement;

(iv) The method of valuation of the securities and the method of computing Net Assets, as set forth in the Offering Materials or as directed by a Fund, and if the Offering Materials so indicate, the Net Asset Value per Share; or

(v) Any taxes, penalties or interest imposed upon BNYM-AIS with respect to the applicable Fund’s withholding, depositing and/or reporting obligations under the IRC and Regulations.

(c) Notwithstanding any other provision contained in this Agreement, BNYM-AIS shall have no duty or obligation with respect to, including any duty or obligation to determine, or advise or notify the Funds of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, the Funds; (ii) the taxable nature or effect on the Funds or their Shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by the Funds to their Shareholders; or (iv) the effect under any income tax laws of the Funds making or not making any distribution, dividend payment, or election with respect thereto.

(d) Actions taken or omitted in reliance on Instructions (whether oral, written or by email, facsimile or other electronic transmission), or upon any information, order, indenture, power of attorney, assignment, affidavit or other instrument believed by BNYM-AIS to be genuine or reasonably believed by BNYM-AIS to be from an Authorized Person, or upon the opinion of legal counsel for the Funds or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(e) Each Fund shall indemnify and hold harmless BNYM-AIS and any BNYM Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by any Fund), and reasonable attorneys’ and accountants’ fees relating thereto (“Losses”), which are sustained or incurred or which may be asserted against BNYM-AIS or any BNYM Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNYM-AIS or any BNYM Affiliate hereunder in good faith or in reliance upon (i) any law, act, regulation or interpretation of the same (ii) such Fund’s Registration Statement or Prospectus, (iii) any Instructions (whether oral, written or by email, facsimile or other electronic transmission) of a person reasonably believed to be an Authorized Person, or (iv) any opinion of legal counsel for the Funds or BNYM-AIS, or arising out of transactions or other activities of the Funds which occurred prior to the commencement of this Agreement; provided, that neither BNYM-AIS nor any BNYM Affiliate shall be entitled to indemnification hereunder for

Losses for which BNYM-AIS is liable under preceding 8(a). This indemnity shall be a continuing obligation of the Funds, their successors and assigns, notwithstanding the termination of this Agreement.

(f) BNYM-AIS agrees to indemnify and hold harmless the Fund and its affiliates from and against any and all Losses sustained or incurred by or asserted against the Fund or its affiliates to the extent such Losses arise as a result of a breach of BNYM-AIS’ duty of care hereunder; provided, however, that BNYM-AIS shall not indemnify the Fund or its affiliates for those Losses arising out of the Fund’s or its affiliates’ own negligence, fraud, bad faith or willful misconduct. This indemnity shall be a continuing obligation of BNYM-AIS, its successors and assigns, notwithstanding the termination of this Agreement.

9.	Compensation.

(a) For the services provided hereunder, each Fund agrees to pay BNYM-AIS such compensation as is mutually agreed from time to time and such actual or reasonable out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, record retention costs, reproduction charges and, if requested or approved in advance by the Fund, transportation and lodging costs) as are incurred by BNYM-AIS in performing its duties hereunder after BNYM-AIS has delivered to each Fund invoices of such expenses. Except as hereinafter set forth, compensation shall be calculated daily and paid monthly. Each Fund authorizes BNYM-AIS to debit such Fund’s custody account for all amounts due and payable hereunder. BNYM-AIS shall deliver to each Fund invoices for services rendered prior to debiting such Fund’s custody account. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNYM-AIS, each Fund’s net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus.

(b) Each Fund hereby represents and warrants to BNYM-AIS that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to BNYM-AIS or to the Investment Advisor in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by BNYM-AIS to such Investment Advisor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Fund’s Board and that, if required by applicable law, such Fund’s Board has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

10.	Term of Agreement.

(a) This Agreement shall be for an initial term ending on the first anniversary of the date first above written, and shall continue for successive one year periods thereafter, except that the term of this Agreement may at any time be terminated by either BNYM-AIS giving to the Funds, or the Funds giving to BNYM-AIS, a notice in writing specifying the date of such termination, which date shall be not less than 60 days after the date of the giving of such notice, and the term of this Agreement shall immediately terminate upon dissolution of the Funds. Upon termination, other than a termination by the Funds pursuant to the succeeding Section 10(b), the Funds shall pay to BNYM-AIS: (i) if terminated prior to the first anniversary of the date first above written, an early termination fee equal to the lesser of (A) the total fees which would have been payable through such first anniversary if this Agreement were not terminated or (B) an amount equal to the total fees due to BNYM-AIS during the last six calendar months before the date of termination, and (ii) if terminated after the first anniversary, such compensation as may be due as of the date of such termination, and, in each case, the Funds shall reimburse BNYM-AIS for any reasonable disbursements and expenses made or incurred by BNYM-AIS and payable or reimbursable hereunder, including fees and compensation for work done or services provided by BNYM-AIS after the termination date.

(b) This Agreement may be terminated by the Funds at any time if BNYM-AIS (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by the Funds specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it. This Agreement may be terminated by the Funds at any time upon notice to BNYM-AIS (A) in the event of failure by BNYM-AIS, on more than one occasion, to calculate the Net Asset Value of the Fund within the period of time specified in this Agreement (provided that BNYM-AIS had received the information necessary to make such calculation on a timely basis) or (B) in the event that BNYM-AIS, on more than one occasion, makes a material error in calculating the Net Asset Value of the Fund (for the avoidance of doubt, a material error does not include an calculation performed correctly but based on incorrect or inaccurate values provided to BNYM-AIS). This Agreement may be terminated by BNYM-AIS at any time if any Fund (A) commits a material breach of its obligations under this Agreement and shall fail to cure such breach within 20 days of receipt of written notice served by BNYM-AIS specifying in reasonable detail the nature of such breach; (B) goes into liquidation or if a receiver is appointed for any of its assets; or (C) there is a petition of insolvency filed by or against it.

(c) Upon termination and settlement of all amounts due under this Agreement, including unpaid compensation due pursuant to Section 8 and amounts due pursuant to Section 9(a), BNYM-AIS shall, at the expense of the Funds, use reasonable efforts to assist with the transition to a new service provider and return to the Funds any Confidential Information provided by the Funds to BNYM-AIS pursuant to this Agreement.

11.	Force Majeure.

Neither BNYM-AIS nor any Fund shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including acts of

God; acts of war or terrorism; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Funds or BNYM-AIS, as the case may be, shall use their best efforts to resume performance as soon as practicable under the circumstances. Notwithstanding the foregoing, in the event of a force majeure event as described in the preceding sentence, the parties agree to use reasonable efforts to resume services under this Agreement as soon as reasonably practicable.

12.	Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM-AIS and the Funds.

13.	Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Funds or BNYM-AIS without the written consent of the other, which consent shall not be unreasonably withheld, provided that notwithstanding the foregoing, BNYM-AIS may assign all or any portion of this Agreement to any BNYM Affiliate; provided that BNYM-AIS gives the Fund thirty (30) days prior written notice of such assignment.

14.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Fund hereby consents to the jurisdiction of a court situated in the City and State of New York in connection with any dispute arising hereunder. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE EXTENT THAT IN ANY JURISDICTION THE PARTIES TO THIS AGREEMENT MAY NOW OR HEREAFTER BE ENTITLED TO CLAIM, FOR ITSELF OR ITS ASSETS, IMMUNITY FROM SUIT, EXECUTION, ATTACHMENT (BEFORE OR AFTER JUDGMENT) OR OTHER LEGAL PROCESS, THE PARTIES TO THIS AGREEMENT IRREVOCABLY AGREE NOT TO CLAIM, AND THEY HEREBY WAIVE, SUCH IMMUNITY.

15.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

16.	No Waiver.

Each and every right granted to BNYM-AIS or the Funds hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNYM-AIS or the Funds to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM-AIS or the Funds of any right preclude any other or future exercise thereof or the exercise of any other right.

17.	Non-Exclusiveness.

No provision of this Agreement shall prevent BNYM-AIS from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by BNYM-AIS in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Funds, shall be and remain the property of BNYM-AIS, and BNYM-AIS shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

18.	Liabilities of a Fund.

The liabilities of each Fund shall be limited such that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing and relating to this Agreement with respect to a particular Fund shall be enforceable against the assets of that particular Fund only, and not against the assets of any other Fund.

19.	Notices, Electronic Communications.

(a) All notices required or permitted under this Agreement in writing shall be validly given or made in writing if (i) personally delivered, (ii) delivered and confirmed by facsimile, (iii) delivered by reputable overnight courier delivery service or (iv) deposited in the mail, first class, postage prepaid, certified or registered, return receipt requested as follows:

if to the Funds, at:

[    ]

620 Eighth Avenue, 49th Floor

New York, New York 10018

With a copy to:

Attention:

if to BNYM-AIS, at:

BNYM-AIS Alternative Investment Services

400 Bellevue Parkway

Wilmington, DE 19809

Attention: Dennis Westley

With a copy to:

The Bank of New York Mellon

101 Barclay Street, 20W

New York, N.Y. 10286

Attention: Ian G. Shaw

Facsimile: (203) 601-4629

or at such other place as may from time to time be designated in writing. Notices sent via mail shall be deemed given on the third business day following the day they are sent, notices sent via overnight carrier shall be deemed given on the business day following the day they are sent, notices delivered personally shall be deemed given on the day of confirmed receipt, and notices transmitted by facsimile transmission shall be deemed given on the date of transmission with confirmation of receipt.

(b) The Funds authorize BNYM-AIS to (i) accept consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from any Fund by email, facsimile or other electronic transmission as if those communications had been given personally in writing and signed by an Authorized Person; (ii) respond to consents, approvals, waivers, requests, Instructions and other communications BNYM-AIS receives from any Fund by means of email, facsimile or other electronic transmission; (iii) communicate with, and accept communications from, any Fund, its counsel, accountants, auditors, prime broker and other service providers, the Board and Shareholders by means of email, facsimile or other electronic transmission; and (iv) transmit and receive Confidential Information in connection with its performance hereunder by means of email, facsimile or other electronic transmission. If BNYM-AIS or any Fund elects to transmit Instructions through an on-line communication system offered by BNYM-AIS, its use thereof shall be subject to the Terms and Conditions attached hereto as Appendix I. BNYM-AIS shall not be liable to the Funds or any other person for any loss or damage suffered as a result of the Funds’ use of email, facsimile or other electronic transmission to communicate with BNYM-AIS, or the use of email, facsimile or other electronic transmission by BNYM-AIS to transmit Confidential Information or communicate with any Fund or any other person, including any loss or damage resulting from or arising out of loss of data or malfunction of equipment or communications services in connection with the transmission of such communications. In the event any Instructions are given, whether upon application of BNYM-AIS or otherwise, by means of email, facsimile or other electronic transmission, BNYM-AIS is authorized to, but is not obligated to, seek clarification of such Instructions by telephone call-back to an Authorized Person, and BNYM-AIS may rely upon the clarification of anyone purporting to be such Authorized Person. If BNYM-AIS considers that any email, facsimile or other electronic communication may conflict with any other Instructions from, or agreements with, any Fund, it may delay acting on such communication until clarification by telephone call-back to an Authorized Person. Any Instructions received from a Shareholder in the manner set forth in this paragraph shall not be deemed actually received by BNYM-AIS unless and until the Shareholder has received from BNYM-AIS a confirmation of receipt in writing in the form currently in use by BNYM-AIS for those types of confirmations.

20.	No Third Party Beneficiary.

The terms and provisions of this Agreement shall inure to the benefit of the parties and their respective successors and assigns, and is made solely and specifically for their benefit. No other person, including but not limited to Shareholders, shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

21.	Rules of Construction.

All articles or section titles or captions in this Agreement shall be for convenience only, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Except as specifically provided otherwise, alphanumerical references to “Articles,” “Sections,” “Exhibits” and “Schedules” are to the respective articles and sections of, and exhibits and schedules to, this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement. Any reference in this Agreement to schedules and exhibits shall be deemed to be a reference to such schedules and exhibits as amended and in effect from time to time. Whenever the word “including” is used herein, it shall be construed to mean “including without limitation.”

22.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

23.	Several Obligations.

The parties acknowledge that the obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

EACH FUND LISTED ON ANNEX I

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:

ANNEX I

Fund names:

Permal Hedge Strategies Fund

APPENDIX I

ELECTRONIC SERVICES TERMS AND CONDITIONS

1. License; Use. (a) This Appendix I shall govern the Funds’ use of electronic communications, information delivery, portfolio management and banking services, that The Bank of New York Mellon and its affiliates (“BNYM”) may provide to the Funds, such as The Bank of New York Mellon Inform ™ and The Bank of New York Mellon CA$H-Register Plus®, and any computer software, proprietary data and documentation provided by BNYM to Fund in connection therewith (collectively, the “Electronic Services”). In the event of any conflict between the terms of this Appendix I and the main body of this Agreement with respect to the Funds’ use of the Electronic Services, the terms of this Appendix I shall control.

(b) BNYM grants to each Fund a personal, nontransferable and nonexclusive license to use the Electronic Services to which each Fund subscribes solely for the purpose of transmitting instructions and information (“Instructions”), obtaining reports, analyses and statements and other information and data, making inquiries and otherwise communicating with BNYM in connection with the Funds’ relationship with BNYM. Each Fund shall use the Electronic Services solely for its own internal and proper business purposes and not in the operation of a service bureau. Except as set forth herein, no license or right of any kind is granted to any Fund with respect to the Electronic Services. Each Fund acknowledges that BNYM and its suppliers retain and have title and exclusive proprietary rights to the Electronic Services, including any trade secrets or other ideas, concepts, know-how, methodologies, and information incorporated therein and the exclusive rights to any copyrights, trade dress, look and feel, trademarks and patents (including registrations and applications for registration of either), and other legal protections available in respect thereof. Each Fund further acknowledges that all or a part of the Electronic Services may be copyrighted or trademarked (or a registration or claim made therefor) by BNYM or its suppliers. The Funds shall not take any action with respect to the Electronic Services inconsistent with the foregoing acknowledgments, nor shall any Fund attempt to decompile, reverse engineer or modify the Electronic Services. The Funds may not copy, distribute, sell, lease or provide, directly or indirectly, the Electronic Services or any portion thereof to any other person or entity without BNYM’s prior written consent. The Funds may not remove any statutory copyright notice or other notice included in the Electronic Services. The Funds shall reproduce any such notice on any reproduction of any portion of the Electronic Services and shall add any statutory copyright notice or other notice upon BNYM’s request.

(c) Portions of the Electronic Services may contain, deliver or rely on data supplied by third parties (“Third Party Data”), such as pricing data and indicative data, and services supplied by third parties (“Third Party Services”) such as analytic and accounting services. Third Party Data and Third Party Services supplied hereunder are obtained from sources that BNYM believes to be reliable but are provided without any independent investigation by BNYM. BNYM and its suppliers do not represent or warrant that the Third Party Data or Third Party Services are correct, complete or current. Third Party Data and Third Party Services are proprietary to their suppliers, are provided solely for each Fund’s internal use, and may not be reused, disseminated or redistributed in any form. The Funds shall not use any Third Party Data in any manner that would act as a substitute for obtaining a license for the data directly from the supplier. Third Party Data and Third Party Services should not be used in making any investment decision. BNYM AND ITS SUPPLIERS ARE NOT RESPONSIBLE FOR ANY RESULTS OBTAINED FROM THE USE OF OR RELIANCE UPON THIRD PARTY DATA OR THIRD PARTY SERVICES. BNYM’s suppliers of Third Party Data and Services are intended third party beneficiaries of this Section 1(c) and Section 5 below.

(d) The Funds understand and agree that any links in the Electronic Services to Internet sites may be to sites sponsored and maintained by third parties. BNYM makes no guarantees, representations or warranties concerning the information contained in any third party site (including without limitation that such information is correct, current, complete or free of viruses or other contamination), or any products or services sold through third party sites. All such links to third party Internet sites are provided solely as a convenience to the Funds and each Fund accesses and uses such sites at its own risk. A link in the Electronic Services to a third party site does not constitute BNYM’s endorsement, authorisation or sponsorship of such site or any products and services available from such site.

2. Equipment. The Funds shall obtain and maintain at their own cost and expense all equipment and services, including but not limited to communications services, necessary for them to utilize and obtain access to the Electronic Services, and BNYM shall not be responsible for the reliability or availability of any such equipment or services.

3. Proprietary Information. The Electronic Services, and any proprietary data (including Third Party Data), processes, software, information and documentation made available to the Funds (other than which are or become part of the public domain or are legally required to be made available to the public) (collectively, the “Information”), are the exclusive and confidential property of BNYM or its suppliers. However, for the avoidance of doubt, reports generated by the Funds containing information relating to their account(s) (except for Third Party Data contained therein) are not deemed to be within the meaning of the term “Information.” The Funds shall keep the Information confidential by using the same care and discretion that the Funds use with respect to their own confidential property and trade secrets, but not less than reasonable care. Upon termination of the Agreement or the licenses granted herein for any reason, the Funds shall return to BNYM any and all copies of the Information which are in their possession or under their control (except that the Funds may retain reports containing Third Party Data, provided that such Third Party Data remains subject to the provisions of this Appendix). The provisions of this Section 3 shall not affect the copyright status of any of the Information which may be copyrighted and shall apply to all information whether or not copyrighted.

4. Modifications. BNYM reserves the right to modify the Electronic Services from time to time. The Funds agree not to modify or attempt to modify the Electronic Services without BNYM’s prior written consent. The Funds acknowledge that any modifications to the Electronic Services, whether by the Funds or BNYM and whether with or without BNYM’s consent, shall become the property of BNYM.

5. NO REPRESENTATIONS OR WARRANTIES; LIMITATION OF LIABILITY. BNYM AND ITS MANUFACTURERS AND SUPPLIERS MAKE NO WARRANTIES OR REPRESENTATIONS WITH RESPECT TO THE ELECTRONIC SERVICES OR ANY THIRD PARTY DATA OR THIRD PARTY SERVICES, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. THE FUNDS ACKNOWLEDGE THAT THE ELECTRONIC SERVICES, THIRD PARTY DATA AND THIRD PARTY SERVICES ARE PROVIDED “AS IS.” TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT SPECIAL, OR CONSEQUENTIAL, WHICH THE FUNDS MAY INCUR IN CONNECTION WITH THE ELECTRONIC SERVICES, THIRD PARTY DATA OR THIRD PARTY SERVICES, EVEN IF BNYM OR SUCH SUPPLIER KNEW OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL BNYM OR ANY SUPPLIER BE LIABLE FOR ACTS OF GOD, MACHINE OR COMPUTER BREAKDOWN OR MALFUNCTION, INTERRUPTION OR MALFUNCTION OF COMMUNICATION FACILITIES, LABOR DIFFICULTIES OR ANY OTHER SIMILAR OR DISSIMILAR CAUSE BEYOND THEIR REASONABLE CONTROL.

6. Security; Reliance; Unauthorized Use; Funds Transfers. BNYM will establish security procedures to be followed in connection with the use of the Electronic Services, and each Fund agrees to comply with the security procedures. Each Fund understands and agrees that the security procedures are intended to determine whether instructions received by BNYM through the Electronic Services are authorized but are not (unless otherwise specified in writing) intended to detect any errors contained in such instructions. Each Fund will cause all persons utilizing the Electronic Services to treat any user and authorization codes, passwords, authentication keys and other security devices with the highest degree of care and confidentiality. Upon termination of each Fund’s use of the Electronic Services, each Fund shall return to BNYM any security devices (e.g., token cards) provided by BNYM. BNYM is hereby irrevocably authorized to comply with and rely upon on Instructions and other communications, whether or not authorized, received by it through the Electronic Services. Each Fund acknowledges that it has sole responsibility for ensuring that only Authorized Persons use the Electronic Services and that to the fullest extent permitted by applicable law BNYM shall not be responsible nor liable for any unauthorized use thereof or for any losses sustained by any Fund arising from or in connection with the use of the Electronic Services or BNYM’s reliance upon and compliance with Instructions and other communications received through the Electronic Services. With respect to instructions for a transfer of funds issued through the Electronic Services, when instructed to credit or pay a party by both name and a unique numeric or alpha-numeric identifier (e.g. ABA number or account number), BNYM, its affiliates, and any other bank participating in the funds transfer, may rely solely on the unique identifier, even if it identifies a party different than the party named. Such reliance on a unique identifier shall apply to beneficiaries named in such instructions as well as any financial institution which is designated in such instructions to act as an intermediary in a funds transfer. It is understood and agreed that unless otherwise specifically provided herein, and to the extent permitted by applicable law, the parties hereto shall be bound by the rules of any funds transfer system utilized to effect a funds transfer hereunder.

7. Acknowledgments. BNYM shall acknowledge through the Electronic Services its receipt of each Instruction communicated through the Electronic Services, and in the absence of such acknowledgment BNYM shall not be liable for any failure to act in accordance with such Instruction and the Funds may not claim that such Instruction was received by BNYM. BNYM may in its discretion decline to act upon any instructions or communications that are insufficient or incomplete or are not received by BNYM in sufficient time for BNYM to act upon, or in accordance with such instructions or communications.

8. Viruses. Each Fund agrees to use reasonable efforts to prevent the transmission through the Electronic Services of any software or file which contains any viruses, worms, harmful component or corrupted data and agrees not to use any device, software, or routine to interfere or attempt to interfere with the proper working of the Electronic Services.

9. Encryption. Each Fund acknowledges and agrees that encryption may not be available for every communication through the Electronic Services, or for all data. Each Fund agrees that BNYM may deactivate any encryption features at any time, without notice or liability to any Fund, for the purpose of maintaining, repairing or troubleshooting its systems.

10. On-Line Inquiry and Modification of Records. In connection with the Funds’ use of the Electronic Services, BNYM may, at any Fund’s request, permit a Fund to enter data directly into a BNYM database for the purpose of modifying certain information maintained by BNYM’s systems, including, but not limited to, change of address information. To the extent that a Fund is granted such access, the applicable Fund agrees to indemnify and hold BNYM harmless from all loss, liability, cost, damage and expense (including reasonable attorney’s fees and expenses) to which BNYM may be subjected or which may be incurred in connection with any claim which may arise out of or as a result of changes to BNYM database records initiated by the applicable Fund.

11. Agents. Each Fund may, on advance written notice to the BNYM, permit its agents and contractors (“Agents”) to access and use the Electronic Services on the applicable Fund’s behalf, except that the BNYM reserves the right to prohibit the applicable Fund’s use of any particular Agent for any reason. The applicable Fund shall require its Agent(s) to agree in writing to be bound by the terms of the Agreement, and said Fund shall be liable and responsible for any act or omission of such Agent in the same manner, and to the same extent, as though such act or omission were that of the Fund. Each submission of an Instruction or other communication by the Agent through the Electronic Services shall constitute a representation and warranty by the Fund that the Agent continues to be duly authorized by the Fund to so act on its behalf and BNYM may rely on the representations and warranties made herein in complying with such Instruction or communication. Any Instruction or other communication through the Electronic Services by an Agent shall be deemed that of the applicable Fund, and the applicable Fund shall be bound thereby whether or not authorized. Each Fund may, subject to the terms of this Agreement and upon advance written notice to the Bank, provide a copy of the Electronic Service user manuals to its Agent if the Agent requires such copies to use the Electronic Services on the applicable Fund’s behalf. Upon cessation of any such Agent’s services, the applicable Fund shall promptly terminate such Agent’s access to the Electronic Services, retrieve from the Agent any copies of the manuals and destroy them, and retrieve from the Agent any token cards or other security devices provided by BNYM and return them to BNYM.

EXHIBIT A

The following persons, whether or not an officer or employee of the Funds, are hereby designated Authorized Persons under the Services Agreement dated as of             , 2011, between the Funds and The Bank of New York Mellon, through its Alternative Investment Services Division (“BNYM-AIS”).

Name	Company	Signature	Phone No.

SCHEDULE I

SERVICES

1. Fund Accounting and Record-Keeping Services. Subject to the cooperation, review and approval by Fund counsel and/or the Fund’s Treasurer, BNYM-AIS shall provide the following fund record-keeping services to each Fund:

(a)	Journalize investment, capital and income and expense activities;

(b)	Verify investment buy/sell trade tickets when received from the Investment Advisor;

(c)	Maintain individual ledgers for investment securities;

(d)	Maintain historical tax lots for each security;

(e)	Reconcile cash with the Fund’s custodian(s);

(f)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Fund’s Offering Materials or Registration Statement, as applicable and Organizational Documents;

(g)	Assist with the annual audit process, including liaising with the Funds’ auditors as needed from time to time; provide account analyses, fiscal year summaries, and other audit-related information with respect to the Funds and otherwise take all reasonable action in the performance of its duties under this Agreement consistent with the scope of such duties to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Funds;.

(h)	Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

(i)	Calculate capital gains and losses;

(j)	Calculate total return as may be mutually agreed upon by the parties;

(k)	Determine net income;

(l)	Determine applicable foreign exchange gains and losses on payables and receivables;

(m)

Subject to the terms of the Agreement (including, without limitation, Section 5(g) and (h) thereof): in respect of any Fund’s investments in private investment funds or similar investment vehicles (“Portfolio Funds”), in accordance with the Fund’s valuation policies or guidelines as provided to BNYM-AIS, obtain prices, at such times as designated in the Fund’s valuation policies, as provided to BNYM-AIS, from each Portfolio Fund’s administrator, portfolio manager or other designated agent, as the case may be, and, if unable to obtain such valuations using reasonable efforts, notify the Fund or its designee(s). To the extent a Fund invests in securities or assets other than private investment funds, obtain daily security market quotes and currency exchange rates from independent pricing sources approved by the Investment Advisor, or if such quotes or rates are unavailable, then obtain the same from the Investment Advisor, and in either case calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines as provided to BNYM-AIS; provided, however, that BNYM-AIS shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments itself or to confirm or validate any information or valuation provided by the Investment Advisor or any other pricing source, nor shall BNYM-AIS have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

(n)	Transmit or make available a copy of the portfolio valuation to the Investment Advisor as agreed upon among BNYM-AIS, the Investment Adviser and the Fund;

(o)	Compute as of the last business day of each calendar month or at such other date as may be specified in the Registration Statement or decided by the Fund’s Board, the Net Assets of the Fund; BNYM-AIS shall prepare and provide bi-monthly estimated and monthly final Net Asset Values calculated in accordance with the terms of the Fund’s Offering Materials (as received by BNYM-AIS) and based upon third party pricing sources and pricing methodologies approved by the Fund in writing, or as otherwise directed by the Fund in writing, subject to the receipt of information from third parties, where applicable. The delivery of such bi-monthly estimated and monthly final net asset values shall be determined by mutual agreement between the parties.

(p)	Disseminate quotations of the value of Net Assets per Share as required by the Investment Advisor and approved by the Fund;

(q)	Prepare and maintain all customary financial and accounting books and records in the appropriate form and in sufficient detail to support an annual independent audit of the financial condition of the Funds, and perform all other accounting and clerical services necessary in connection with the administration of the Funds;

(r)	Supply various normal and customary Fund statistical data as requested by the Fund on an ongoing basis; and

(s)	Perform such additional administrative duties relating to the administration of the Fund upon such terms and conditions and for such fees as may subsequently be agreed upon in writing between the Fund and BNYM-AIS.

2. Financial and Related Reporting. Subject to the review and approval of Fund counsel, the Treasurer, Secretary and/or accountants of each Fund, BNYM-AIS shall provide the following financial reporting services:

Financial Statement Preparation & Review

•	Prepare a Fund’s annual and semi-annual shareholder reports in accordance with U.S. GAAP for shareholder delivery and for inclusion in Form N-CSR;

•	Prepare a Fund’s quarterly schedule of portfolio holdings for inclusion in form N-Q;

•	Prepare, circulate and control a Fund’s financial reporting production calendar;

•	Prepare and coordinate the EDGARIZATION and filing of a Fund’s SEC Forms N-SAR, N-CSR and N-Q and with the Fund’s financial printer;

Schedule TO

•

With respect to a Fund’s periodic tender offers, assist in drafting the Schedule TO and any amendments to Schedule TO and coordinate the EDGARIZATION and filing of same with the Fund’s financial printer

3. Investor Services.

(a)	Act as registrar and transfer agent with respect to the Shares and, in that capacity process subscription applications, transfer instructions, redemption/repurchase requests and other applicable account maintenance requests received by the Funds with respect to their Shares;

(b)	Maintain the register of Shareholders of the Fund and enter on such register all issues, transfers and repurchases of Shares in the Fund;

(c)	In coordination with the Fund’s accounting agent, arrange for the calculation of the issue and repurchase prices of Shares in the Fund in accordance with the Fund’s Organizational Documents;

(d)	Upon direction of the Fund, establish, or facilitate the establishment of, and maintain such bank, brokerage, escrow or other accounts in the name of the Fund or BNYM-AIS as may be required to accept subscription proceeds from actual or potential Shareholders and for payment of redemption or repurchase proceeds, or otherwise to facilitate the provision of investor services to the Fund under this Agreement, which accounts may be established with bank affiliates of BNYM. The Fund acknowledges and agrees that BNYM and such affiliated banks may receive interest, credits or investment income and other benefits from the transitional balances in such accounts and that BNYM shall act as a depositary only with respect to such accounts, and in its capacity as such, BNYM shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any asset deposited with it;

(e)	Upon receipt of Written Instructions, distribute periodic reports and statements to Shareholders.

4. AML Services. Provide the following anti-money laundering services (the “BNYM-AIS Anti Money Laundering Services”):

(i)	Subscriber Identification and Verification:

The following information will be obtained with respect to each Subscriber:

(a)	Natural Persons

•	Full name (i.e., no initial for a first name);

•	Full residence address, including apartment number and standardized country code;

•	Nationality;

•	Occupation

•	Social security number (U.S. Persons) and a photocopy of the Subscriber’s passport or driver’s license bearing a photograph and signature to verify the Subscriber’s identity and nationality;

•	Information regarding the legal capacity in which the Subscriber is acting (i.e., on his or her own behalf, or on behalf of another person or legal entity);

•	Information regarding the identity of any ultimate beneficial owners of the Shares, if applicable; and

•

Identification of the source of the Subscriber’s (or, if the Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

(b)	Legal Entities

•	Full legal name;

•	Type of entity;

•	Description of business;

•	Jurisdiction in which organized;

•	Registered address;

•	Business address;

•	Taxpayer Identification Number (U.S. entities) or equivalent;

•	Copy of Organizational Documents;

•	List/register of directors; and

•

Identification of the source of the Subscriber’s (or, if the Subscriber is acting on behalf of another person or legal entity, such third party’s) funds, including (1) the name and address of the remitting financial institution, name and address of the Subscriber and the Subscriber’s account number, and (2) a statement of what transaction or business generated the funds.

In addition to, any of the Subscriber identification information set forth in (a) or (b) above, BNYM-AIS may obtain and rely upon a letter of reference from a local office of a bank or brokerage firm that is incorporated, or has its principal place of business located, in a Financial Action Task Force on Money Laundering (FATF) Country certifying that the prospective Subscriber maintains an account at such bank or brokerage firm and containing a statement affirming the prospective investor’s identity (a sample Letter of Reference is attached hereto as Exhibit D).

BNYM-AIS’s review of such information shall include: an examination of the subscription agreement and other identification documents provided by the Subscriber to determine if the same has been completed, but without verifying the same except as set forth above. Any inability on the part of BNYM-AIS to obtain or verify the information as set forth above shall be reported to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM-AIS from time to time) for further disposition.

(ii)	OFAC and Other Verifications

BNYM-AIS shall verify that each Subscriber is not (a) a designated national and blocked person as identified on the most recently updated U.S. Department of Treasury Office Foreign Assets Control (OFAC) List BNYM-AIS shall notify the Funds if BNYM-AIS determines a Subscriber is a senior foreign political figure, an immediate family member, or a close associate (which verifications shall be based solely upon the representations (if any) made in the subscription agreement of a Fund) , and will work with the Funds’ Money Laundering Reporting Officer or equivalent to determine whether additional action should be taken with respect to the Subscriber’s position in the Fund.

(iii)	Monitoring and Reporting

The following will be monitored for significant changes or inconsistencies in the pattern of transactions by the Subscriber and a report of any such changes or inconsistencies shall be made promptly to the Funds’ Money Laundering Reporting Officer or equivalent (as identified by the Funds to BNYM-AIS from time to time) for further disposition:

•	Subscription and redemption payments

•	Frequency

•	Amount

•	Geographic origin/destination

•	Account signatories

EXHIBIT D

LETTER OF REFERENCE

[Letterhead of Bank or Broker-Dealer]

To:	The Bank of New York Mellon

101 Barclay Street, 20W

New York, New York 10286

The undersigned hereby certifies, which certifications shall be deemed to be continuing, that:

1.	[insert name of institution] (the “Institution”) has established and maintains an anti-money laundering program and a customer identification program (together, the “Program”), which includes policies and procedures that require the Institution to obtain and verify information about the identity of its clients and which are reasonably designed to ensure that the Institution is not being used by any client as a conduit for money laundering or other illegal purposes;

2.	The Institution is in compliance with the Program and all anti-money laundering laws, regulations and rules in effect that are applicable to it;

3.	The Institution has verified the identity of [insert name of investor] and to the best of the Institution’s knowledge, no transaction undertaken with respect to such investor’s account(s) at the Institution is prohibited by applicable law, regulation or rule and no property held in any such account(s) is derived from any activity prohibited by applicable law, regulation or rule.

(Authorized Signature)

Name:
Title:
Date: